Exhibit 99.1

For Immediate Release	August 15, 2007
Crown Crafts, Inc. Reports Results for First Quarter of Fiscal Year 2008
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported net income for the first quarter of fiscal year 2008 of $985,000, or $0.10 per diluted share, on net sales of $15.4 million compared to net income for the first quarter of fiscal year 2007 of $911,000, or $0.04 per diluted share, on net sales of $15.8 million. As a result of the Company’s debt refinancing in fiscal year 2007, diluted shares decreased from 22.1 million in the prior year to 10.3 million for the current year.
“We are pleased to report another first quarter of profitability, an achievement we have made for only the second time since the Company’s restructuring in July 2001. Our restructuring efforts, including the refinancing in July 2006, have positioned us well for future growth opportunities through strategic acquisitions and organic initiatives,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “Additionally, we are extremely happy to continue to report a lower debt balance. As of the end of the first quarter, the Company had non-interest-bearing debt of $3.1 million, no balance on the revolver and cash on hand of $0.5 million,” Mr. Chestnut concluded.
The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 428-4476. Please refer to confirmation number 882420. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 4:30 p.m. Central Daylight Time on August 15, 2007 through 11:59 p.m. Central Daylight Time on August 22, 2007. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 882420.
Crown Crafts, Inc. designs, markets and distributes infant consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended
	July 1,	July 2,
	2007	2006
Net sales	$15,360	$15,753
Gross profit	4,306	4,467
Gross margin	28.0%	28.4%
Income from operations	1,902	2,300
Income before income taxes	1,755	1,717
Income tax expense	676	665
Income from continuing operations after income taxes	1,079	1,052
Loss from discontinued operations – net of income taxes	(94)	(141)
Net income	985	911
Basic income per share	0.10	0.10
Diluted income per share	0.10	0.04

Weighted Average Shares Outstanding:
Basic	10,004	9,506
Diluted	10,297	22,137
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	July 1, 2007	April 1, 2007
Cash and cash equivalents	$484	$33
Accounts receivable, net of allowances	11,495	12,885
Inventories	11,553	7,145
Total current assets	27,311	23,784
Goodwill	22,884	22,884
Total assets	51,703	48,916

Current maturities of long-term debt	17	19
Total current liabilities	9,982	5,615
Long-term debt	3,089	5,780
Total non-current liabilities	3,787	6,478

Shareholders’ equity	37,934	36,823
Total liabilities and shareholders’ equity	51,703	48,916

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000